Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8-1/2%
SENIOR SUBORDINATED NOTES DUE 2011

Minneapolis, March 1, 2006 – Alliant Techsystems Inc. (NYSE: ATK, the “Company”) announced today that it has commenced a cash tender offer for any and all of its outstanding $400,000,000 aggregate principal amount of 8-1/2% Senior Subordinated Notes due 2011 (CUSIP No. 018804AF1) (the “Notes”). In connection with the tender offer, the Company is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing the Notes, including, among other things, the elimination of substantially all of the restrictive covenants, certain events of default and amendments of certain other provisions contained in the indenture.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on March 28, 2006, unless extended or earlier terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m., New York City time, on March 14, 2006, unless extended (the “Consent Payment Deadline”). Tendered Notes may be validly withdrawn and delivered consents may be validly revoked until the Withdrawal Rights Deadline (as defined below).

The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Payment Deadline will be based on a fixed spread of 50 basis points over the yield on the Price Determination Date (as defined below) of the 4-5/8% U.S. Treasury Note due May 15, 2006.   Holders whose Notes are validly tendered and not withdrawn on or before the Consent Payment Deadline and accepted for purchase by the Company will receive the total consideration and accrued and unpaid interest up to, but not including, the Initial Payment Date (as defined below).

The Company is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents at or prior to the Consent Payment Deadline. Holders who tender their Notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes. No consent payments will be made in respect of Notes tendered after the Consent Payment Deadline.

The total consideration will be calculated at 2:00 p.m., New York City time, on a date which is at least 10 business days prior to the Expiration Date (the “Price Determination Date”). The Company expects this date to be March 14, 2006, unless the tender offer and consent solicitation is extended. Holders who validly tender their Notes and validly deliver their consents by the Consent Payment Deadline will receive payment on the initial payment date, which is expected to be on March 15, 2006 (the “Initial Payment Date”).

Tendered Notes may not be withdrawn and consents may not be revoked after the date on which the Company and the trustee for the Notes execute a supplemental indenture (the “Supplemental Indenture”) to effect the proposed amendments to the indenture governing the Notes, which is expected to be 5:00 p.m., New York City time, on March 14, 2006 (the “Withdrawal Rights Deadline”).

The Company’s obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the tender offer and consent solicitation are subject to the satisfaction of certain conditions including: (1) execution of the Supplemental Indenture, (2) receipt of consents from holders of a majority in aggregate principal amount of the outstanding Notes, (3) the receipt by the Company of gross proceeds of at least $400 million from a debt financing transaction that, together with balance sheet cash, if necessary, is an amount sufficient to fund the payment of the purchase price, premiums, fees and other expenses associated with the tender offer and consent solicitation and (4) certain other customary conditions.

The complete terms and conditions of the tender offer and consent solicitation are described in (1) the Offer to Purchase and Consent Solicitation Statement and (2) related Consent and Letter of Transmittal, each dated March 1, 2006, copies of which may be obtained from D.F. King & Co., Inc., the information agent and tender agent for the tender offer and consent solicitation, at (800) 290-6427 (US toll free) and (212) 269-5550 (collect).

The Company has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-9217 (collect).

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely pursuant to: (1) the Offer to Purchase and Consent Solicitation Statement and (2) related Consent and Letter of Transmittal, each dated March 1, 2006 and related materials.

The Company is a $3.1 billion advanced weapon and space systems company employing approximately 15,000 people in 23 states. News and information can be found on the Internet at http://www.atk.com.

Certain information discussed in this press release constitutes forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: changes in government spending, budgetary policies and product sourcing strategies, the Company’s competitive environment, the terms and timing of awards and contracts, and economic conditions.  The Company undertakes no obligation to update any forward-looking statements. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

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